As filed with the Securities and Exchange Commission on June 10, 1998

                                             Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                TODAY'S MAN, INC.
             (Exact name of Registrant as specified in its charter)

             Pennsylvania                                   23-1743137
   -------------------------------                     ---------------------
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                     Identification Number)


                               Today's Man, Inc.
                                835 Lancer Drive
                          Moorestown, New Jersey 08057
                    (Address of Principal Executive Offices)

                               TODAY'S MAN, INC.
                          MANAGEMENT STOCK OPTION PLAN
                            (Full title of the Plan)


                                   DAVID FELD
                Chairman, President and Chief Executive Officer
                               Today's Man, Inc.
                                835 Lancer Drive
                             Moorestown, N.J. 08057
                                 (609) 235-5656
                      (Name, address and telephone number,
                   including area code, of agent for service)


                          Copies of Communications To:

                            FRANCIS E. DEHEL, ESQUIRE
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 569-5500

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
                                   Amount   Proposed maximum   Proposed maximum
   Title of securities             to be     offering price   aggregate offering     Amount of
    to be registered           registered(1)   per share(2)        price(2)       registration fee
===================================================================================================
Common Stock, no par value
per share....................    2,450,000       $2.38            $5,831,000           $1,737.64
---------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Pursuant to Rule 457(h), the offering price per share is an average based upon an exercise price of $2.38 per share for previously granted options to purchase 2,247,500 shares and the average of the high and low sale prices of the Common Stock reported on the National Association of Securites Dealers, Inc. Automated Quotation System-National Market System on June 4, 1998 for the remaining 202,500 currently unissued options.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

   The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Today's Man, Inc. Management Stock Option Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

   Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

   The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Today's Man, Inc., 835 Lancer Drive, Moorestown, NJ 08057, Attention: Frank
E. Johnson, Executive Vice President and Chief Financial Officer, telephone number: (609) 235-5656.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The Registrant and the Plan hereby incorporate by reference in this Registration Statement the following documents:

    (a) Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998;

    (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

    (c) The description of the Company's Common Stock, which is incorporated by reference from the Company's Registration Statement on Form 8-A filed under the Exchange Act with the Commission on December 29, 1997, including all amendments or reports filed for the purpose of updating such description.

   All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

   All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

   Not Applicable.

Item 5. Interests of Named Experts and Counsel.

   Not Applicable.

Item 6. Indemnification of Directors and Officers.

   Section 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended, (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

   Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

   Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

   Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or
(iii) by the shareholders.

   Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

   Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

   Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

   Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

   Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

   For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to Section 13 of the Company's Amended and Restated Articles of Incorporation and to
Article IV of the Company's Amended and Restated Bylaws, which provide in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law.

   The Company has obtained directors' and officers' liability insurance which covers certain liabilities, including liabilities to the Company and its stockholders, in the amount of $2.0 million.

Item 7. Exemption from Registration Claimed.

   Not Applicable.

Item 8. Exhibits.

   The following exhibits are filed as part of this Registration Statement or, where so indicated have been previously filed and are incorporated herein by reference.

  Exhibit Number                Description

       5.1   Opinion of Blank Rome Comisky & McCauley LLP.

       23.1 Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

       23.2  Consent of Ernst & Young LLP, Independent Auditors.

Item 9. Undertakings

  (a)  The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement;

             (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or S-8 and the information required to be included in a Post-Effective Amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

       (2) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moorestown, New Jersey, on the 9th day of June, 1998.

                               TODAY'S MAN, INC.

                               By: /s/ David Feld
                                   -------------------------------------
                                   David Feld, Chairman of the Board,
                                   President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 9th day of June, 1998.

Name                             Title

/s/ David Feld                   Chairman of the Board, President and
------------------------------   Chief Executive Officer (principal executive
David Feld                       officer)

/s/ Leonard Wasserman            Executive Vice President and Director
------------------------------
Leonard Wasserman

/s/ Larry Feld                   Vice President, Secretary and Director
------------------------------
Larry Feld

/s/ Frank E. Johnson             Executive Vice President and Chief Financial
------------------------------   Officer (principal accounting and financial
Frank E. Johnson                 officer)

/s/ Ira Brind                    Director
------------------------------
Ira Brind

/s/ Verna K. Gibson              Director
------------------------------
Verna K. Gibson

/s/ Bernard J. Korman            Director
------------------------------
Bernard J. Korman

------------------------------   Director
Randell Lambert

                                  EXHIBIT INDEX

Exhibit Numbers   Description
---------------   -----------

      5.1        Opinion of Blank Rome Comisky & McCauley LLP.

     23.1 Consent of Blank Rome Comisky & McCauley LLP (included as part of Exhibit 5.1).

     23.2        Consent of Ernst & Young LLP, Independent Auditors.